Exhibit 99.1

Contact:	Lily Outerbridge
Investor Relations
(441) 298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS
FIRST QUARTER 2010 FINANCIAL RESULTS

HAMILTON, BERMUDA, April 21, 2010 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported net income of $15.4 million, or $0.32 per diluted common share, for the quarter ended March 31, 2010.

The results for the quarter include net premiums earned of $220.2 million, net favorable development of $49.5 million and net investment income and net realized gains on investments of $43.0 million.

Michael D. Price, Platinum’s Chief Executive Officer, commented, “Platinum produced profits in the first quarter of 2010 despite the numerous events around the world giving rise to insured losses. Our results reflect our disciplined approach to underwriting, investing and capital management.  Our book value per share was $46.59 as of March 31, 2010, an increase of 3.0% from December 31, 2009.”

Mr. Price added, “It has been a challenging start to 2010, but we are pleased with the portfolio of treaty reinsurance risks we have been able to assemble thus far.  To the extent we cannot fully deploy our capital in the reinsurance business we will seek to return excess capital to our shareholders.”

Results for the quarter ended March 31, 2010 are summarized as follows:

•	Net income was $15.4 million or $0.32 per diluted common share.

•	Net premiums written were $247.4 million and net premiums earned were $220.2 million.

•	GAAP combined ratio was 98.7%.

•	Net investment income was $37.5 million.

•	Net realized gains on investments were $5.5 million.

Results for the quarter ended March 31, 2010 compared with the quarter ended March 31, 2009 are summarized as follows:

•	Net income decreased $69.5 million (or 81.8%).

•	Net premiums written increased $2.2 million (or 0.9%) and net premiums earned decreased $27.6 million (or 11.1%).

•	GAAP combined ratio increased 18.6 percentage points.

•	Net investment income increased $3.3 million (or 9.5%).

•	Net realized gains on investments decreased $15.1 million.

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended March 31, 2010 were $146.8 million, $93.7 million and $6.9 million, respectively, representing 59.3%, 37.9% and 2.8%, respectively, of total net premiums written. Combined ratios for these segments were 118.6%, 63.5% and 226.4%, respectively. Compared with the quarter ended March 31, 2009, net premiums written increased $5.1 million (or 3.6%) in the Property and Marine segment, decreased $4.3 million (or 4.3%) in the Casualty segment and increased $1.4 million (or 24.8%) in the Finite Risk segment.

Total assets were $5.09 billion as of March 31, 2010, an increase of $72.5 million (or 1.4%) from $5.02 billion as of December 31, 2009. Fixed maturity investments and cash and cash equivalents were $4.52 billion as of March 31, 2010, an increase of $146.2 million (or 3.4%) from $4.37 billion as of December 31, 2009.

Shareholders’ equity was $2.08 billion as of March 31, 2010, an increase of $5.9 million (or 0.3%) from $2.08 billion as of December 31, 2009.  Book value per common share was $46.59 as of March 31, 2010 based on 44.7 million common shares outstanding, an increase of $1.37 (or 3.0%) from $45.22 as of December 31, 2009 based on 45.9 million common shares outstanding.  Book value reflects repurchases of 1,688,466 common shares for approximately $63.2 million at a weighted average cost, including commissions, of $37.44 per share during the quarter ended March 31, 2010.

Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement).  The Financial Supplement provides additional detail regarding the financial performance of Platinum and its business segments.

Teleconference
Platinum will host a teleconference to discuss its financial results on Thursday, April 22, 2010 at 8:00 a.m. Eastern time.  The call can be accessed by dialing 866-646-5167 (US callers) or 913-312-1424 (international callers), or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinurme.com.  Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and a replay will be available from 11:00 a.m. Eastern time on Thursday, April 22, 2010 until midnight Eastern time on Thursday, April 29, 2010.  To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 9603704. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time.

Non-GAAP Financial Measures
In presenting the Company's results, management has included and discussed certain schedules containing financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including segment underwriting income (or loss) and related underwriting ratios are referred to as non-GAAP. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures, which are used to monitor the results of operations, allow for a more complete understanding of the underlying business. These measures should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of such measures to the most comparable GAAP figures such as income before income tax expense and total shareholders’ equity is presented in the attached financial information in accordance with Regulation G.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis.  Platinum operates through its principal subsidiaries in Bermuda and the United States.  Platinum’s operating subsidiaries have financial strength ratings of A (Excellent) from A.M. Best and A (Strong) from Standard & Poor’s.  For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  Forward-looking statements are based on our current plans or expectations that are inherently subject to significant business, economic and competitive uncertainties and contingencies.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.  In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.  The inclusion of forward-looking statements in this press release should not be considered as a representation by us or any other person that our current plans or expectations will be achieved.  Numerous factors could cause our actual results to differ materially from those in forward-looking statements, including, but not limited to, severe catastrophic events over which we have no control, the effectiveness of our loss limitation methods and pricing models, the adequacy of our liability for unpaid losses and loss adjustment expenses, our ability to maintain our A.M. Best Company, Inc. and Standard & Poor’s ratings, our ability to raise capital on acceptable terms if necessary, the cyclicality of the property and casualty reinsurance business, the highly competitive nature of the property and casualty reinsurance industry, our ability to maintain our business relationships with reinsurance brokers, the availability of retrocessional reinsurance on acceptable terms, market volatility and interest rate and currency exchange rate fluctuation, tax, regulatory or legal restrictions or limitations applicable to us or the property and casualty reinsurance business generally, general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged United States or global economic downturn or recession; and changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion. As a consequence, our future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of us. The foregoing factors should not be construed as exhaustive. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2010 and December 31, 2009
(amounts in thousands, except per share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Investments	$3,754,054	$3,660,515
Cash, cash equivalents and short-term investments	761,774	709,134
Reinsurance premiums receivable	320,724	269,912
Accrued investment income	32,031	29,834
Reinsurance balances (prepaid and recoverable)	28,025	29,710
Deferred acquisition costs	43,381	40,427
Funds held by ceding companies	85,695	84,478
Other assets	68,346	197,568
Total assets	$5,094,030	$5,021,578

Liabilities
Unpaid losses and loss adjustment expenses	$2,378,253	$2,349,336
Unearned premiums	205,606	180,609
Debt obligations	250,000	250,000
Commissions payable	96,451	90,461
Other liabilities	80,076	73,441
Total liabilities	3,010,386	2,943,847

Total shareholders' equity	2,083,644	2,077,731

Total liabilities and shareholders' equity	$5,094,030	$5,021,578

Book value per common share	$46.59	$45.22

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
For the Three Months Ended March 31, 2010 and 2009
(amounts in thousands, except per share amounts)

	Three Months Ended
	March 31, 2010	March 31, 2009

Revenue
Net premiums earned	$220,178	$247,752
Net investment income	37,505	34,246
Net realized gains on investments	5,457	20,570
Net impairment losses	(18,102)	(3,408)
Other income	273	232
Total revenue	245,311	299,392

Expenses
Net losses and LAE	164,568	144,164
Net acquisition expenses	37,329	40,156
Net changes in fair value of derivatives	2,315	2,417
Operating expenses	21,741	20,868
Net foreign currency exchange (gains) losses	(1,229)	996
Interest expense	4,760	4,755
Total expenses	229,484	213,356

Income before income tax expense	15,827	86,036
Income tax expense	406	1,114

Net income	15,421	84,922
Preferred dividends	-	1,301

Net income attributable to common shareholders	$15,421	$83,621

Basic
Weighted average common shares outstanding	45,431	49,521
Basic earnings per common share	$0.34	$1.69

Diluted
Adjusted weighted average common shares outstanding	48,494	53,702
Diluted earnings per common share	$0.32	$1.58

Comprehensive income
Net income	$15,421	$84,922
Other comprehensive income (loss), net of deferred taxes	47,872	(1,576)
Comprehensive income	$63,293	$83,346

Platinum Underwriters Holdings, Ltd.
Segment Reporting (Unaudited)
For the Three Months Ended March 31, 2010 and 2009
($ in thousands)

Three Months Ended March 31, 2010
Segment underwriting results	Property and Marine	Casualty	Finite Risk	Total

Net premiums written	$146,785	93,751	6,891	$247,427

Net premiums earned	127,806	87,902	4,470	220,178

Net losses and LAE	126,627	31,530	6,411	164,568
Net acquisition expenses	16,231	17,727	3,371	37,329
Other underwriting expenses	8,699	6,470	338	15,507
Total underwriting expenses	151,557	55,727	10,120	217,404
Segment underwriting income (loss)	$(23,751)	32,175	(5,650)	2,774

Net investment income				37,505
Net realized gains on investments				5,457
Net impairment losses				(18,102)
Net changes in fair value of derivatives				(2,315)
Net foreign currency exchange gains				1,229
Other income				273
Corporate expenses not allocated to segments				(6,234)
Interest expense				(4,760)
Income before income tax expense				$15,827

GAAP underwriting ratios:
Loss and LAE	99.1%	35.9%	143.4%	74.7%
Acquisition expense	12.7%	20.2%	75.4%	17.0%
Other underwriting expense	6.8%	7.4%	7.6%	7.0%
Combined	118.6%	63.5%	226.4%	98.7%

Three Months Ended March 31, 2009
Segment underwriting results

Net premiums written	$141,735	98,014	5,523	$245,272

Net premiums earned	133,671	109,960	4,121	247,752

Net losses and LAE	77,451	59,141	7,572	144,164
Net acquisition expenses	17,364	26,221	(3,429)	40,156
Other underwriting expenses	8,159	5,669	300	14,128
Total underwriting expenses	102,974	91,031	4,443	198,448
Segment underwriting income (loss)	$30,697	18,929	(322)	49,304

Net investment income				34,246
Net realized gains on investments				20,570
Net impairment losses				(3,408)
Net changes in fair value of derivatives				(2,417)
Net foreign currency exchange losses				(996)
Other income				232
Corporate expenses not allocated to segments				(6,740)
Interest expense				(4,755)
Income before income tax expense				$86,036

GAAP underwriting ratios:
Loss and LAE	57.9%	53.8%	183.7%	58.2%
Acquisition expense	13.0%	23.8%	(83.2%)	16.2%
Other underwriting expense	6.1%	5.2%	7.3%	5.7%
Combined	77.0%	82.8%	107.8%	80.1%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.